Las Vegas Sands Corp. Reports First Quarter 2010 Results

Consolidated First Quarter Adjusted Property EBITDA Increases 42.7% to Record $371.0 Million on Record Net Revenue of $1.33 Billion

Macau Adjusted Property EBITDA Increases 47.1% to Quarterly Record of $259.2 Million

Las Vegas Adjusted Property EBITDA Increases 17.3% to $105.3 Million

Las Vegas, NV (May 6, 2010) — Las Vegas Sands Corp. (NYSE: LVS) today reported financial results for the quarter ended March 31, 2010.

Company-Wide Operating Results

Net revenue for the first quarter of 2010 was a record $1.33 billion, an increase of 23.7% compared to $1.08 billion in the first quarter of 2009. (Singapore figures not included as property opened on April 27th, 2010)  Consolidated adjusted property EBITDA in the first quarter of 2010 increased 42.7% to $371.0 million, compared to $260.0 million in the year-ago quarter. Consolidated adjusted property EBITDA margin increased 370 basis points to 27.8% in the first quarter of 2010, compared to 24.1% in the first quarter of 2009.

On a GAAP (Generally Accepted Accounting Principles) basis, operating income in the first quarter of 2010 increased over 290% to $141.8 million, compared to $36.3 million in the first quarter of 2009. The increase in operating income was principally due to stronger gaming volumes and the continued benefits of efficiency initiatives across our portfolio of properties.

Adjusted net income (see Note 1) increased to $53.5 million, or $0.07 per diluted share, compared to $8.9 million in the first quarter of 2009, or $0.01 per diluted share.

On a GAAP basis, net loss attributable to common stockholders in the first quarter of 2010 was $28.9 million, compared to net loss of $80.9 million in the first quarter of 2009. Diluted loss per share was $0.04, compared to a diluted loss per share of $0.12 in the prior year quarter. The decrease in net loss attributable to common stockholders of $52.0 million reflects an increase in operating income, partially offset by increases in net income attributable to non-controlling interests, net interest expense and income tax expense.

First Quarter Overview

Sheldon G. Adelson, chairman and CEO, stated, “We are pleased to report that we delivered record revenues and adjusted property EBITDA during the first quarter of 2010.  Strong top line growth in all our markets, coupled with increases in operational efficiency, contributed to substantial margin expansion and a record financial performance overall. In Macau, we delivered $259.2 million of adjusted property EBITDA, with each of our properties, The Venetian Macao, Sands Macao, and Four Seasons Hotel Macao and Plaza Casino, delivering revenue and EBITDA growth, as well as EBITDA margin expansion.  In Las Vegas, increases in gaming revenue driven by record table games drop, in concert with the impact of our efficiency programs, allowed us to deliver $105.3 million of adjusted property EBITDA during the quarter, and to expand our Adjusted Property EBITDA margin to 32.3%, an increase of 410 basis points compared to the first quarter of 2009.

“In Singapore, the opening of Marina Bay Sands on April 27th represents a major milestone for both the company and the people of Singapore.  After several years of planning and development, Marina Bay Sands has now begun to deliver on its principal purpose, to increase tourism to Singapore and to augment Singapore’s reputation as an international business and leisure destination.  We are gratified by the overwhelming reception the property has received from the people of Singapore and the region.  We also believe Marina Bay Sands will provide an ideal platform for strong growth and outstanding returns for our company in the years ahead.”

Sands China Ltd. Consolidated Financial Results

Sands China Ltd. is a majority-owned subsidiary of the company which owns and operates the company’s integrated resort properties and other assets in Macau.  On a U.S. GAAP basis, total net revenues for Sands China Ltd. increased 24.2% to $945.8 million in the first quarter of 2010, compared to $761.7 million in the first quarter of 2009.  Adjusted Property EBITDA for Sands China Ltd. increased 49.3% to $254.5 million in the first quarter of 2010, compared to $170.5 million in the first quarter of 2009. Net income for Sands China Ltd. increased 321% to $113.3 million in the first quarter of 2010, compared to $26.9 million in the first quarter of 2009.

The Venetian Macao First Quarter Operating Results

The Venetian Macao continues to enjoy market-leading visitation and strong financial performance.  The property delivered adjusted property EBITDA of $169.9 million for the first quarter of 2010 and a record 30.9% adjusted property EBITDA margin, an increase of 580 basis points over the first quarter of 2009. Gaming volumes were stronger in each segment of the business. Slot handle was a record $670 million, increasing 20.1% compared to the quarter one year ago, while Non-Rolling Chip drop was $921.9 million for the quarter, our second highest result in the history of the property.  Non-Rolling Chip win percentage for the quarter was 25.1%.  Rolling Chip volume increased 15.6% during the quarter to $10.05 billion, with the direct play portion representing approximately $2.14 billion of that amount.

The following table summarizes our key operating results for The Venetian Macao for the first quarter of 2010 compared to the first quarter of 2009:

	Three Months Ended
The Venetian Macao Operations	March 31,
(In millions, except for percentages and basis points)	2010	2009	$ Change	Change
Revenues:
Casino	$474.8	$413.2	$61.6	14.9%
Rooms	47.6	41.1	6.5	15.8%
Food and Beverage	16.0	13.2	2.8	21.2%
Retail and Other	38.7	40.2	(1.5)	-3.7%
Less - Promotional Allowances	(27.4)	(23.6)	(3.8)	-16.1%
Net Revenues	$549.7	$484.1	$65.6	13.6%

Adjusted Property EBITDA	$169.9	$121.5	$48.4	39.8%
EBITDA Margin %	30.9%	25.1%		5.8 pts

Operating Income	$113.9	$67.0	$46.9	70.0%

Gaming Statistics
(In millions, except for percentages and basis points)

Rolling Chip Volume	$10,049.7	$8,693.9	$1,355.8	15.6%
Rolling Chip Win %(1)	2.92%	3.16%		-0.24 pts

Non-Rolling Chip Drop	$921.9	$854.3	$67.6	7.9%
Non-Rolling Chip Win %(2)	25.1%	21.9%		3.2 pts

Slot Handle	$670.7	$558.5	$112.2	20.1%
Slot Hold %(3)	7.4%	7.6%		-0.2 pts

Hotel Statistics

Occupancy %	92.8%	77.2%		15.6 pts
Average Daily Rate (ADR)	$202	$216	$(14)	-6.5%
Revenue per Available Room (RevPAR)	$187	$167	$20	12.0%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to The Venetian Macao’s trailing 12 month Non-Rolling Chip win percentage of 23.6% (calculated before discounts).
(3)This compares to our expected slot hold percentage of 6% to 7% (calculated before slot club cash incentives).

Sands Macao First Quarter Operating Results

Sands Macao’s first quarter operating performance reflected Sands’ strong competitive positioning on the Macau peninsula.  Gaming volumes were healthy, while efficiency programs positively impacted financial results.  Adjusted property EBITDA rose to $69.8 million in the quarter, an increase of 38.5% compared to the first quarter of 2009, with adjusted property EBITDA margin expanding to 24.6% in the quarter, compared to 22.4% in the year-ago quarter. Slot handle increased to a record $362.5 million, up 30.7% compared to the quarter one year ago, while Rolling Chip volume increased 24.8% to $6.41 billion for the quarter.

The following table summarizes our key operating results for the Sands Macao for the first quarter of 2010 compared to the first quarter of 2009:

	Three Months Ended
Sands Macao Operations	March 31,
(In millions, except for percentages and basis points)	2010	2009	$ Change	Change

Revenues:
Casino	$277.9	$219.5	$58.4	26.6%
Rooms	6.6	6.7	(0.1)	-1.5%
Food and Beverage	9.0	9.7	(0.7)	-7.2%
Retail and Other	1.3	1.3	0.0	0.0%
Less - Promotional Allowances	(11.0)	(12.8)	1.8	14.1%
Net Revenues	$283.8	$224.4	$59.4	26.5%

Adjusted Property EBITDA	$69.8	$50.4	$19.4	38.5%
EBITDA Margin %	24.6%	22.4%		2.2 pts

Operating Income	$58.8	$36.8	$22.0	59.8%

Gaming Statistics
(In millions, except for percentages and basis points)

Rolling Chip Volume	$6,406.9	$5,133.8	$1,273.1	24.8%
Rolling Chip Win %(1)	3.18%	2.59%		0.59 pts

Non-Rolling Chip Drop	$589.5	$612.9	$(23.4)	-3.8%
Non-Rolling Chip Win %(2)	20.3%	18.8%		1.5 pts

Slot Handle	$362.5	$277.4	$85.1	30.7%
Slot Hold %(3)	6.1%	7.0%		-0.9 pts

Hotel Statistics

Occupancy %	97.3%	96.8%		0.5 pts
Average Daily Rate (ADR)	$262	$268	$(6)	-2.2%
Revenue per Available Room (RevPAR)	$254	$260	$(6)	-2.3%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to the Sands Macao’s trailing 12 month Non-Rolling Chip win percentage of 19.5% (calculated before discounts).
(3)This compares to our expected slot hold percentage of 6% to 7% (calculated before slot club cash incentives).

Four Seasons Hotel Macao and Plaza Casino First Quarter Operating Results

The Four Seasons Hotel Macao and Plaza Casino is benefiting from the introduction of marketing programs and the completion of its product portfolio, including its exclusive Paiza Mansions.  The property delivered $19.5 million of adjusted property EBITDA for the first quarter, an increase of $15.1 million, or 343%, compared to $4.4 million during the first quarter of 2009.  Rolling Chip volume play increased to $3.72 billion during the quarter, with the direct play portion representing approximately $1.61 billion, or 43% of that total.  The mass gaming business continued to expand, with slot handle achieving a record $148.8 million in the quarter, an increase of 239% compared to last year’s first quarter.  Non-Rolling Chip table games drop increased 14.2% compared to the first quarter of 2009, to $99.0 million.  Hotel occupancy reached 72.9% during the quarter, up from 38.6% in the same quarter last year.

The following table summarizes our key operating results for the Four Seasons Hotel Macao and Plaza Casino for the first quarter of 2010 compared to the first quarter of 2009:

Four Seasons Hotel Macao and Plaza Casino Operations	Three Months Ended
	March 31,
(In millions, except for percentages and basis points)	2010	2009	$ Change	Change

Revenues:
Casino	$90.5	$35.4	$55.1	155.6%
Rooms	6.6	3.7	2.9	78.4%
Food and Beverage	5.1	3.4	1.7	50.0%
Retail and Other	6.7	8.1	(1.4)	-17.3%
Less - Promotional Allowances	(6.6)	(3.6)	(3.0)	-83.3%
Net Revenues	$102.3	$47.0	$55.3	117.7%

Adjusted Property EBITDA	$19.5	$4.4	$15.1	343.2%
EBITDA Margin %	19.0%	9.3%		9.7 pts

Operating Income (Loss)	$4.2	$(9.4)	$13.6	144.7%

Gaming Statistics
(In millions, except for percentages and basis points)

Rolling Chip Volume	$3,717.9	$559.1	$3,158.8	565.0%
Rolling Chip Win %(1)	2.48%	3.09%		-0.61 pts

Non-Rolling Chip Drop	$99.0	$86.7	$12.3	14.2%
Non-Rolling Chip Win %(2)	25.3%	23.2%		2.1 pts

Slot Handle	$148.8	$43.9	$104.9	239.0%
Slot Hold %(3)	5.6%	5.4%		0.2 pts

Hotel Statistics

Occupancy %	72.9%	38.6%		34.3 pts
Average Daily Rate (ADR)	$278	$295	$(17)	-5.8%
Revenue per Available Room (RevPAR)	$203	$114	$89	78.1%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to the Plaza Casino’s trailing 12 month Non-Rolling Chip win percentage of 23.7% (calculated before discounts).
 (3)This compares to our expected slot hold percentage of 6% to 7% (calculated before slot club cash incentives).

Las Vegas First Quarter Operating Results

The Venetian Las Vegas and The Palazzo enjoyed strong gaming revenues and improved group booking volumes during the quarter.  Our Las Vegas operations delivered $105.3 million of adjusted property EBITDA for the first quarter of 2010, an increase of $15.5 million, or 17.3%, compared to $89.8 million in the first quarter of 2009. Adjusted property EBITDA margin expanded to 32.3%, compared to 28.2% in the first quarter of 2009. Table games drop increased 23.1% to a quarterly record of $547.0 million, while table games win percentage was 23.4%.

The following table summarizes our key operating results for our Las Vegas operations for the first quarter of 2010 compared to the first quarter of 2009:

	Three Months Ended
Las Vegas Operations	March 31,
(In millions, except for percentages and basis points)	2010	2009	$ Change	Change

Revenues:
Casino	$155.3	$129.8	$25.5	19.6%
Rooms	120.1	122.9	(2.8)	-2.3%
Food and Beverage	57.4	60.9	(3.5)	-5.7%
Retail and Other	44.5	49.2	(4.7)	-9.6%
Less - Promotional Allowances	(51.8)	(44.2)	(7.6)	-17.2%
Net Revenues	$325.5	$318.6	$6.9	2.2%

Adjusted Property EBITDA	$105.3	$89.8	$15.5	17.3%
EBITDA Margin %	32.3%	28.2%		4.1 pts

Operating Income	$41.3	$25.5	$15.8	62.0%

Gaming Statistics
(In millions, except for percentages and basis points)

Table Games Drop	$547.0	$444.4	$102.6	23.1%
Table Games Win %(1)	23.4%	20.6%		2.8 pts

Slot Handle	$637.8	$705.9	$(68.1)	-9.6%
Slot Hold %(2)	7.8%	7.0%		0.8 pts

Hotel Statistics

The Venetian Las Vegas:
Occupancy %	89.3%	89.1%		0.2 pts
Average Daily Rate	$202	$209	$(7)	-3.3%
Revenue per Available Room	$180	$187	$(7)	-3.7%

The Palazzo:
Occupancy %	94.0%	92.7%		1.3 pts
Average Daily Rate (ADR)	$214	$221	$(7)	-3.2%
Revenue per Available Room (RevPAR)	$201	$204	$(3)	-1.5%

(1)This compares to our Las Vegas Operations trailing 12 month table games win percentage of 17.3% (calculated before discounts).
(2)This compares to our expected slot hold percentage of 6% to 7% (calculated before slot club cash incentives).

Sands Bethlehem First Quarter Operating Results

Net revenues for Sands Bethlehem in Pennsylvania were $67.2 million and adjusted property EBITDA reached $11.0 million for the first quarter, the highest total since the opening of the property last year. Slot handle at the property continued to expand, reaching $921.6 million for the quarter.  This represents an 8.7% sequential increase compared to the $847.6 million slot handle in the quarter ended December 31, 2009. Slot hold percentage was 6.9% during the quarter.

Recently enacted legislation introducing table games into the Pennsylvania market, as well as expanded marketing programs, will benefit the property in the future.  The company received approval to introduce table games to Sands Bethlehem and expects to offer 89 table games at the property in the third quarter of 2010. Additionally, construction of the property’s 300-room hotel tower has now recommenced.  The hotel is expected to open in May 2011.

Other Factors Affecting Earnings

Other Asia adjusted property EBITDA, which is principally composed of losses realized in our CotaiJet ferry operation, was negative $4.4 million in the quarter.

Pre-opening expenses, related principally to Marina Bay Sands in Singapore and Parcels 5 & 6 on the Cotai Strip, decreased to $37.5 million in the first quarter of 2010, compared to $44.9 million in the first quarter of 2009.

Depreciation and amortization expense was $153.1 million in the first quarter of 2010, compared to $139.2 million in the first quarter of 2009. The increase was principally driven by higher depreciation related to the opening of Sands Bethlehem in May 2009.

Interest expense, net of amounts capitalized, was $78.2 million for the first quarter of 2010, compared to $71.1 million during the first quarter of 2009. Our weighted average borrowing cost in the first quarter of 2010 was 3.5%.  Capitalized interest was $19.7 million during the first quarter of 2010, compared to $14.1 million during the first quarter of 2009.

Corporate expense was $23.5 million in the first quarter of 2010, consistent with the first quarter of 2009.

Other expense was $6.4 million in the first quarter of 2010, compared to $5.7 million in the first quarter of 2009.  The other expense relates principally to foreign exchange losses and decreases in the value of interest rate caps in the quarter.

The company’s effective tax rate for the first quarter of 2010 was 21.6%. The effective tax rate now includes a provision for the calendar year impact of the earnings expected from Marina Bay Sands at the 17% Singapore income tax rate.

The company attributed income to non-controlling interests during the first quarter of $30.2 million. This amount was principally related to the minority interest in Sands China Ltd.

Balance Sheet Items

Unrestricted cash balances and short-term investments as of March 31, 2010, were $3.93 billion, while restricted cash balances were $301.6 million. Of the restricted cash balances, $196.5 million is restricted for Macau-related construction, interest and principal payments under our Macau Credit Facility and $91.9 million is restricted for construction of Marina Bay Sands in Singapore.

As of March 31, 2010, total debt outstanding, including the current portion, was $10.46 billion. Scheduled principal payments required in 2010 and 2011 total $131.3 million and $1.35 billion, respectively.

During the quarter, the company paid down the outstanding balance on the revolving portion of its US Credit Facility, reducing debt outstanding by approximately $775.9 million. Additionally, the company purchased approximately $34.7 million at face value of its 6.375% Senior Notes at an average purchase price of 92.3% of face value.

Capital Expenditures

Capital expenditures during the first quarter totaled $538.2 million, including construction and development activities of $466.6 million at Marina Bay Sands, $47.7 million in Macau, $11.3 million at Sands Bethlehem, and $12.6 million in Las Vegas.

###

Conference Call Information

The company will hold a conference call to discuss the company's results on Thursday, May 6, 2010 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties can listen to the conference call through a webcast available on the Company’s website at www.lasvegassands.com (click on Investor Relations).

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, new or increased competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, influenza, insurance, gaming promoters, risks relating to our Macau gaming subconcession, infrastructure in Macau and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

Note 1

Adjusted net income excludes pre-opening expense, development expense, loss on disposal of assets, gain on early retirement of debt, preferred stock dividends, and accretion to redemption value of preferred stock issued to the Principal Stockholder’s family.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is the leading global developer of destination properties (integrated resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

THE VENETIAN® and THE PALAZZO®, Five-Diamond luxury resorts on the Las Vegas Strip, are among the company’s properties in the United States. In Singapore, the iconic MARINA BAY SANDS® is the most recent addition to the company’s portfolio.

Through its majority-owned subsidiary Sands China Ltd., the company also owns a collection of properties in Macau, including THE VENETIAN® Macao, Four Seasons Hotel Macao and the Four Seasons-branded serviced-apartments at its COTAI STRIP® development, as well as the SANDS® Macao on the Macau peninsula.

The company is currently constructing a 6,400-room complex at the COTAI STRIP, which will feature the Shangri-La, Traders, Sheraton, and St. Regis hotel brands.

Las Vegas Sands is also committed to global sustainability through its SANDS Eco 360 program and is an active community partner through its various charitable organizations.

Contacts:

Investment Community:             Daniel Briggs                 (702) 414-1221
Media:                                           Ron Reese                      (702) 414-3607

Las Vegas Sands Corp.
First Quarter 2010 Results
Non-GAAP Reconciliations

Within the company’s first quarter 2010 press release, the company makes reference to certain non-GAAP financial measures including “adjusted net income,” “adjusted earnings per diluted share,” and “adjusted property EBITDA.”  Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K.  The specific reasons why the company’s management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Adjusted property EBITDA consists of operating income (loss) before depreciation and amortization, gain or loss on disposal of assets, pre-opening expense, development expense, stock-based compensation, corporate expense, and rental expense.  Reconciliations of GAAP operating income (loss) and GAAP net income (loss) attributable to Las Vegas Sands Corp. to adjusted property EBITDA are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2010	2009

Revenues:
Casino	$1,061,770	$797,925
Rooms	180,782	174,388
Food and beverage	92,079	87,308
Convention, retail and other	108,215	113,487
	1,442,846	1,173,108
Less - promotional allowances	(107,958)	(94,046)
	1,334,888	1,079,062

Operating expenses:
Resort operations	969,697	826,862
Rental expense	8,698	7,929
Corporate expense	23,476	23,424
Pre-opening expense	37,459	44,934
Development expense	157	254
Depreciation and amortization	153,089	139,249
Loss on disposal of assets	492	131
	1,193,068	1,042,783

Operating income	141,820	36,279

Interest income	1,633	5,549
Interest expense, net of amounts capitalized	(78,165)	(71,118)
Other expense	(6,448)	(5,743)
Gain on early retirement of debt	2,176	-

Income (loss) before income taxes	61,016	(35,033)

Income tax expense	(13,202)	(813)

Net income (loss)	47,814	(35,846)

Net (income) loss attributable to noncontrolling interests	(30,233)	1,240

Net income (loss) attributable to Las Vegas Sands Corp.	17,581	(34,606)

Preferred stock dividends	(23,350)	(23,154)
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	(23,136)	(23,136)

Net loss attributable to common stockholders	$(28,905)	$(80,896)

Basic and diluted loss per share	$(0.04)	$(0.12)

Basic and diluted weighted average shares outstanding	660,280,641	647,802,932

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income (Loss) to Adjusted Property EBITDA:

Three Months Ended March 31, 2010

	Operating	Depreciation	(Gain) Loss			(1)			Adjusted
	Income	and	on Disposal	Pre-Opening	Development	Stock-Based	Corporate	Rental	Property
	(Loss)	Amortization	of Assets	Expense	Expense	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$113,887	$53,162	$54	$-	$-	$760	$-	$2,052	$169,915

Sands Macao	58,820	10,442	(311)	-	-	457	-	353	69,761

Four Seasons Hotel Macao and Plaza Casino	4,178	14,353	(5)	208	-	106	-	655	19,495

Macau Property Operations	176,885	77,957	(262)	208	-	1,323	-	3,060	259,171

Las Vegas Operating Properties	41,317	60,116	-	-	-	3,859	-	-	105,292

Sands Bethlehem	3,632	6,858	-	35	-	443	-	-	10,968

United States Property Operations	44,949	66,974	-	35	-	4,302	-	-	116,260

Other Asia (2)	(8,531)	3,918	-	(2)	-	183	-	-	(4,432)

Other Development	(44,988)	1,221	754	37,218	157	-	-	5,638	-

Corporate	(26,495)	3,019	-	-	-	-	23,476	-	-

	$141,820	$153,089	$492	$37,459	$157	$5,808	$23,476	$8,698	$370,999

Three Months Ended March 31, 2009

	Operating	Depreciation	(Gain) Loss			(1)			Adjusted
	Income	and	on Disposal	Pre-Opening	Development	Stock-Based	Corporate	Rental	Property
	(Loss)	Amortization	of Assets	Expense	Expense	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$66,975	$50,007	$134	$123	$-	$2,194	$-	$2,053	$121,486

Sands Macao	36,753	12,384	57	-	-	811	-	353	50,358

Four Seasons Hotel Macao and Plaza Casino	(9,444)	11,892	-	1,472	-	(207)	-	655	4,368

Macau Property Operations	94,284	74,283	191	1,595	-	2,798	-	3,061	176,212

Las Vegas Operating Properties	25,502	58,505	(60)	(55)	-	4,465	-	1,417	89,774

Other Asia (2)	(10,317)	3,213	-	576	5	513	-	-	(6,010)

Other Development	(47,145)	627	-	42,818	249	-	-	3,451	-

Corporate	(26,045)	2,621	-	-	-	-	23,424	-	-

	$36,279	$139,249	$131	$44,934	$254	$7,776	$23,424	$7,929	$259,976

(1)  During the three months ended March 31, 2010 and 2009, the Company recorded stock-based compensation expense of $15.1 million and $11.6 million, respectively, of which $7.7 million and $2.3 million, respectively, is included in corporate expense and $1.6 million and $1.5 million, respectively, is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.

(2) Primarily includes the results of the CotaiJet ferry operations.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income (Loss) Attributable to Las Vegas Sands Corp. to Adjusted Property EBITDA:
	Three Months Ended
	March 31,
	2010	2009
Net income (loss) attributable to Las Vegas Sands Corp.	$17,581	$(34,606)
Add (deduct) :
Net income (loss) attributable to noncontrolling interests	30,233	(1,240)
Income tax expense	13,202	813
Gain on early retirement of debt	(2,176)	-
Other expense	6,448	5,743
Interest expense, net of amounts capitalized	78,165	71,118
Interest income	(1,633)	(5,549)
Loss on disposal of assets	492	131
Depreciation and amortization	153,089	139,249
Development expense	157	254
Pre-opening expense	37,459	44,934
Stock-based compensation (1)	5,808	7,776
Corporate expense	23,476	23,424
Rental expense	8,698	7,929

Adjusted Property EBITDA	$370,999	$259,976

(1) See prior page
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Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2010	2009

The Venetian Macao	$549,695	$484,100
Sands Macao	283,806	224,412
Four Seasons Hotel Macao and Plaza Casino	102,344	46,991
Las Vegas Operating Properties	325,510	318,638
Sands Bethlehem	67,241	-
Other Asia	24,172	23,929
Eliminations	(17,880)	(19,008)

	$1,334,888	$1,079,062
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Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Adjusted Property EBITDA as a Percentage of Net Revenues
(Unaudited)
	Three Months Ended
	March 31,
	2010	2009
The Venetian Macao	30.9%	25.1%
Sands Macao	24.6%	22.4%
Four Seasons Hotel Macao and Plaza Casino	19.0%	9.3%
Las Vegas Operating Properties	32.3%	28.2%
Sands Bethlehem	16.3%	N/A
Other Asia	-18.3%	-25.1%

Total	27.8%	24.1%

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income and Adjusted Earnings Per Diluted Share
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net loss attributable to common stockholders	$(28,905)	$(80,896)

Pre-opening expense, net	37,459	43,160
Development expense, net	157	200
Loss on disposal of assets, net	492	152
Gain on early retirement of debt	(2,176)	-
Preferred stock dividends	23,350	23,154
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	23,136	23,136

Adjusted net income	$53,513	$8,906

Per diluted share of common stock:
Net loss attributable to common stockholders	$(0.04)	$(0.12)

Pre-opening expense, net	0.05	0.07
Development expense, net	-	-
Loss on disposal of assets, net	-	-
Gain on early retirement of debt	-	-
Preferred stock dividends	0.03	0.03
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	0.03	0.03

Adjusted earnings per diluted share	$0.07	$0.01

Weighted average diluted shares outstanding	768,467,691	647,802,932

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Room Statistics:
The Venetian Macao:
Occupancy %	92.8%	77.2%
Average daily room rate (ADR) (1)	$202	$216
Revenue per available room (RevPAR) (2)	$187	$167

Sands Macao:
Occupancy %	97.3%	96.8%
Average daily room rate (ADR) (1)	$262	$268
Revenue per available room (RevPAR) (2)	$254	$260

Four Seasons Hotel Macao and Plaza Casino:
Occupancy %	72.9%	38.6%
Average daily room rate (ADR) (1)	$278	$295
Revenue per available room (RevPAR) (2)	$203	$114

The Venetian Las Vegas:
Occupancy %	89.3%	89.1%
Average daily room rate (ADR) (1)	$202	$209
Revenue per available room (RevPAR) (2)	$180	$187

The Palazzo:
Occupancy %	94.0%	92.7%
Average daily room rate (ADR) (1)	$214	$221
Revenue per available room (RevPAR) (2)	$201	$204

Casino Statistics:
The Venetian Macao:
Table games win per unit per day (3)	$9,752	$8,300
Slot machine win per unit per day (4)	$253	$223
Average number of table games	598	618
Average number of slot machines	2,185	2,115

Sands Macao:
Table games win per unit per day (3)	$8,659	$6,240
Slot machine win per unit per day (4)	$212	$198
Average number of table games	415	443
Average number of slot machines	1,166	1,089

Four Seasons Hotel Macao and Plaza Casino:
Table games win per unit per day (3)	$11,055	$3,516
Slot machine win per unit per day (4)	$502	$142
Average number of table games	118	118
Average number of slot machines	183	184

The Venetian Las Vegas:
Table games win per unit per day (3)	$2,729	$4,093
Slot machine win per unit per day (4)	$202	$209
Average number of table games	115	128
Average number of slot machines	1,512	1,479

The Palazzo:
Table games win per unit per day (3)	$9,282	$3,715
Slot machine win per unit per day (4)	$174	$171
Average number of table games	119	132
Average number of slot machines	1,413	1,396

Sands Bethlehem:
Slot machine win per unit per day (4)	$218	N/A
Average number of slot machines	3,219	N/A

(1)	ADR is calculated by dividing total room revenue by total rooms occupied.

(2)	RevPAR is calculated by dividing total room revenue by total rooms available.

(3)	Table games win per unit per day is shown before discounts and commissions.

(4)	Slot machine win per unit per day is shown before deducting cost for slot points.